October 1, 2013

Investors May Contact:
Jonathan Blum, Bank of America, 212.449.3112
jonathan.blum@bankofamerica.com

Reporters May Contact:
Jerry Dubrowski, Bank of America, 980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Simplifies Corporate Structure

CHARLOTTE - Bank of America announced today that it has completed the merger of its Merrill Lynch & Co., Inc. subsidiary into Bank of America Corp. Bank of America previously stated that it was considering merging Merrill Lynch & Co., Inc. directly into Bank of America Corp. as early as the fourth quarter of 2013. The merger has no effect on the Merrill Lynch name and brand, and will have no impact on customers or clients.

Subsidiaries of Merrill Lynch & Co., Inc., a holding company, will continue to operate under the Merrill Lynch name and brand. Bank of America's primary broker-dealer, Merrill Lynch, Pierce, Fenner & Smith, and its non-U.S. broker-dealer entities will continue to operate under their current names and brands.

As of October 1, 2013, in connection with the merger, Bank of America Corp. assumed all of Merrill Lynch & Co., Inc.'s obligations, including its outstanding U.S. and non-U.S. debt securities, its obligations regarding outstanding trust preferred securities, and its guarantees of both outstanding non-U.S. debt securities issued by its subsidiaries and trading contracts of its subsidiaries. Also, as a result of the merger, Merrill Lynch & Co., Inc. will cease to separately file reports with the U.S. Securities and Exchange Commission.

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. We serve approximately 51 million consumer and small business relationships with approximately 5,300 retail banking offices and approximately 16,350 ATMs and award-winning online banking with 30 million active users and more than 13 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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www.bankofamerica.com

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